Exhibit 99.2

UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On April 4, 2014 (the “Closing Date”), Albany Molecular Research, Inc. (“AMRI”, or the “Company”) completed a merger (the “Merger”) pursuant to an Agreement and Plan of Merger, dated March 22, 2014 (the “Merger Agreement”), by and among the Company, AlCu Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Cedarburg Pharmaceuticals, Inc., a Delaware corporation (“Cedarburg”), and James Gale, solely in his capacity as initial Holder Representative (as defined in the Merger Agreement). The Company announced that upon consummation of the Merger, Merger Sub merged with and into Cedarburg, with Cedarburg continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

The following unaudited pro forma combined condensed balance sheet as of March 31, 2014 and the unaudited combined condensed statements of operations for the three months ended March 31, 2014 and the year ended December 31, 2013 are based on the separate historical financial statements of the Company and Cedarburg after giving effect to the acquisition and the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed balance sheet presents the Company’s historical financial position combined with Cedarburg as if the acquisition had occurred on March 31, 2014. The unaudited pro forma combined condensed statements of operations are presented as if the acquisition and financing required to fund the acquisition had occurred on January 1, 2013 and combines the historical results of the Company and Cedarburg for the three months ended March 31, 2014 and for year ended December 31, 2013. The historical financial results have been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable, and with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies.

The unaudited pro forma condensed combined financial statements included herein use the acquisition method of accounting, with the Company treated as the acquirer. The purchase price for the Cedarburg acquisition was approximately $38.9 million. The pro forma adjustments are based on currently available information and upon assumptions that the Company believes are reasonable under the circumstances. A final determination of the allocation of the purchase price to the assets acquired and the liabilities assumed has not been made, therefore, the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final allocation of purchase price could differ from the pro forma allocation included herein. Amounts preliminarily allocated to intangible assets and goodwill may change significantly, and amortization methods and useful lives may differ from the assumptions that have been used in this unaudited pro forma combined condensed financial information, any of which could result in a material change in depreciation and amortization expense.

The unaudited pro forma combined condensed statements of operations are provided for illustrative purposes only. The unaudited pro forma combined condensed statements of operations are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial condition of the Company. Furthermore, no effect has been given in the unaudited pro forma combined condensed statements of operations for synergistic benefits and potential cost savings, if any, that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.

The unaudited pro forma combined condensed statements of operations should be read together with the accompanying notes to the unaudited pro forma combined condensed statements of operations, the historical consolidated financial statements of the Company and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the historical consolidated financial statements of the Company and accompanying notes included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 and the historical financial statements of Cedarburg and accompanying notes for the year ended December 31, 2013, included in Exhibit 99.1 to this Current Report on Form 8-K/A.

Unaudited Pro Forma Combined Condensed Balance Sheet

March 31, 2014

(dollars in thousands)

	AMRI	Cedarburg	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$166,623	$589	$(38,908	)(a)	$128,304
Restricted cash	714	—			714
Accounts receivable, net	58,111	877			58,988
Royalty income receivable	8,367	—			8,367
Inventory	35,279	3,428			38,707
Prepaid expenses and other current assets	8,308	444			8,752
Deferred income taxes	3,017	1,307			4,324
Total current assets	280,419	6,645	(38,908)		248,156

Property and equipment, net	127,365	4,665	2,400	(b)	134,430
Notes hedges	78,902	—			78,902
Restricted cash	3,631	—			3,631
Goodwill	—	—	15,315	(c)	15,315
Intangible assets and patents, net	3,033	—	10,000	(d)	13,033
Deferred income taxes	1,452	3,895			5,347
Other assets	6,689	38			6,727
Total assets	$501,491	$15,243	$(11,193)		$505,541

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$26,855	$1,963	(23	)(e)	$28,795
Deferred revenue and licensing fees	7,319	489			7,808
Preferred stock dividends payable	—	469	(469	)(f)	—
Arbitration reserve	1,351	—			1,351
Income taxes payable	1,671	—			1,671
Accrued pension benefits	847	—			847
Current installments of long-term debt	1,024	607	(607	)(e)	1,024
Total current liabilities	39,067	43,902	(1,099)		41,496
Long-term liabilities:
Long-term debt, excluding current installments	124,349	2,102	(1,541	)(e)	124,910
Notes conversion derivative	78,902	—			78,902
Deferred licensing fees	1,444	—			1,444
Pension and postretirement benefits	4,535	—			4,535
Deferred income taxes	632	—			632
Other long-term liabilities	31	1,074			1,105
Total liabilities	248,960	6,704	(1,541)		253,024
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	3	(3	)(g)	—
Common stock	378	—			378
Additional paid-in capital	238,710	36,587	(36,587	)(g)	238,710
Retained earnings (deficit)	91,357	(28,037)	28,037	(g)	91,357
Accumulated other comprehensive loss, net	(10,548)	(14)			(10,562)
	319,897	8,539	(8,553)		319,883
Less, treasury shares at cost	(67,366)	—			(67,366)
Total stockholders’ equity	252,531	8,539	(8,553)		252,517
Total liabilities and stockholders’ equity	$501,491	$15,243	$(11,193)		$505,541

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Three Months Ended March 31, 2014

(dollars in thousands)

	AMRI	Cedarburg	Pro Forma Adjustments		Pro Forma Combined

Contract revenue	$51,038	$1,788	$-		$52,826
Recurring royalties	8,283	-	-		8,283
Total revenue	59,321	1,788	-		61,109

Cost of contract revenue	41,610	2,387	86	(h)	44,083
Technology incentive award	593	-	-		593
Research and development	79	-	-		79
Selling, general and administrative	10,629	1,084	(320	)(i)(j)	11,393
Postretirement benefit plan settlement gain	(1,285)	-	-		(1,285)
Restructuring charges	230	-	-		230
Total operating expenses	51,856	3,471	(234)		55,093

Income (loss) from operations	7,465	(1,683)	234		6,016

Interest expense, net	(2,616)	(31)	31	(k)	(2,616)
Other (expense) income, net	(40)	8	-		(32)

Income (loss) before income tax expense	4,809	(1,706)	265		3,368

Income tax expense (benefit)	1,309	(597)	93	(m)	805

Income (loss) from continuing operations	3,500	(1,109)	172		2,563

Loss from discontinued operations, net of tax	-	(109)	-		(109)

Net income (loss)	$3,500	$(1,218)	$172		$2,454

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Year Ended December 31, 2013

(dollars in thousands)

	AMRI	Cedarburg	Pro Forma Adjustments		Pro Forma Combined

Contract revenue	$210,001	$16,227	$-		$226,228
Recurring royalties	36,574	-	-		36,574
Total revenue	246,575	16,227	-		262,802

Cost of contract revenue	171,923	9,815	343	(h)	182,081
Technology incentive award	2,767	-	-		2,767
Research and development	414	-	-		414
Selling, general and administrative	42,256	2,289	1,000	(i)	45,545
Property and equipment impairment	1,857	-	-		1,857
Restructuring charges	7,183	-	-		7,183
Total operating expenses	226,400	12,104	1,343		239,847

Income from operations	20,175	4,123	(1,343)		22,955

Interest expense, net	(1,244)	(145)	(1,138	)(k)(l)	(2,527)
Other (expense) income, net	772	35	-		807

Income (loss) before income tax expense	19,703	4,013	(2,481)		21,235

Income tax expense (benefit)	7,023	1,192	(868	)(m)	7,347

Income (loss) from continuing operations	12,680	2,821	(1,613)		13,888

Loss from discontinued operations, net of tax	-	(2,683)	-		(2,683)

Net income (loss)	$12,680	$138	$(1,613)		$11,205

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.	Description of Transaction and Basis of Presentation

On April 4, 2014, the Company completed the purchase of all of the outstanding shares of Cedarburg Pharmaceuticals, Inc. (Cedarburg), a contract developer and manufacturer of technically complex active pharmaceutical ingredients (“API’s”) for both generic and branded customers, located in Grafton, WI and Denver, CO. The preliminary estimated aggregate purchase price is $38,908.

For the purposes of these pro forma financial statements, the estimated aggregate purchase price has been preliminarily allocated based on an estimate of the fair value of assets and liabilities acquired as of the acquisition date. The allocation of the estimated acquisition consideration for Cedarburg is based on estimates, assumptions, valuations and other studies which have not yet been finalized in order to make a definitive allocation. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed consolidated combined financial statements. The following table summarizes the allocation of the preliminary estimated aggregate purchase price to the estimated fair value of the net assets acquired:

Assets Acquired
Cash	$247
Accounts receivable	793
Inventory	3,501
Prepaid expenses and other current assets	549
Property and equipment	7,059
Goodwill	15,315
Intangible assets	10,000
Deferred tax assets	5,202
Total assets acquired	$42,666

Liabilities Assumed
Accounts payable and accrued expenses	$1,569
Deferred revenue	489
Capital lease obligations	566
Restructuring liabilities	1,134
Total liabilities assumed	3,758
Net assets acquired	$38,908

2.	Unaudited Pro Forma Combined Condensed Financial Statement Adjustments

The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented herein.

There were no intercompany balances or transactions between the Company and Cedarburg as of the dates for the periods of these pro forma condensed combined financial statements. The Company has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma combined condensed financial statements are as follows:

(a)	Represents the total cash purchase price of the Cedarburg acquisition.
(b)	Represents acquisition accounting adjustment for the preliminary estimated fair value of acquired property and equipment.
(c)	Represents the preliminary estimated goodwill associated with the Cedarburg acquisition.

(d)	Represents acquisition accounting adjustment for the preliminary estimated fair value of acquired intangible assets.

(e)	Represents the outstanding Cedarburg debt and interest rate swap liabilities paid by the Company at closing that are included in the preliminary estimated aggregate purchase price above.
(f)	Represents the dividends payable that were satisfied at closing via the distribution of the preliminary estimated aggregate purchase price to the shareholders of Cedarburg.
(g)	Equity accounts of Cedarburg that are eliminated in purchase accounting including preferred shares, common shares, and accumulated deficit.

(h)	Represents depreciation expense for the three months ended March 31, 2014 and the year ended December 31, 2013 of $86 and $343, respectively, related to the revaluation of acquired property and equipment.

(i)	Represents amortization expense for the three months ended March 31, 2014 and the year ended December 31, 2013 of $250 and $1,000, respectively, related to acquired intangible assets.

(j)	To eliminate Company and Cedarburg acquisition-related costs of $322 and $248, respectively, that are non-recurring and included in the historical financial results of the Company and Cedarburg for the three months ended March 31, 2014 that would have been incurred in the year ended December 31, 2012 assuming a January 1, 2013 acquisition date.
(k)	To eliminate interest expense that is included in the historical financial results of Cedarburg for the three months ended March 31, 2014 and the year ended December 31, 2013 of $31 and $145, respectively, due to the payment of outstanding debt balances by the Company at the time of acquisition.
(l)	The Company funded the acquisition of Cedarburg in April 2014 utilizing a portion of the proceeds from a private offering of $150,000 aggregate principal amount of 2.25% Cash Convertible Senior Notes (the “Notes”) that was completed in December 2013. The Company did not have sufficient cash on hand to complete the acquisition of Cedarburg as of January 1, 2013. For the purposes of presenting the pro forma combined condensed statement of operations for the year ended December 31, 2013, the Company has included the assumption of bridge financing as of January 1, 2013 to fund the acquisition of Cedarburg as of that date. The pro forma combined condensed statement of operations for the year ended December 31, 2013 reflects the recognition of interest expense on the assumed bridge financing for the period January 1, 2013 to December 4, 2013 using the rate of interest that the Company paid on its term loan facility, at which point it is further assumed that a portion of the Notes financing would have been utilized to satisfy the bridge financing. The Company has recorded $1,283 of pro forma interest expense on the bridge financing for the purposes of presenting the pro forma combined condensed statement of operations for the year ended December 31, 2013.
(m)	To record the tax effects at applicable statutory rates associated with the pro forma adjustments recorded in the combined condensed statements of operations.